SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	November 16, 2005 -----------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-14201 --------------------------------	33-0732627 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA ------------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 8.01 Other Events

The following information supplements the information contained in the following reports filed by Sempra Energy with the Securities and Exchange Commission: Annual Report on Form 10-K for the year ended December 31, 2004; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005; and Current Report on Form 8-K filed on November 15, 2005.

California Energy Crisis Era Legal Proceedings

The California energy crisis of 2000 and 200l has generated numerous lawsuits, governmental investigations and regulatory proceedings involving numerous energy companies, including Sempra Energy and its subsidiaries. As previously reported, the proceedings involving Sempra Energy and its subsidiaries include:

    Class action antitrust litigation against Sempra Energy and its California utility subsidiaries, San Diego Gas & Electric Company and Southern California Gas Company, alleging that they conspired to restrict natural gas supplies to California and claiming damages of $23 billion after applicable trebling, for which an initial jury trial began in October 2005;
    Investigations and regulatory proceedings by the California Attorney General, the California Public Utilities Commission and the Federal Energy Regulatory Commission with respect to possible anti-competitive behavior by Sempra Energy, San Diego Gas & Electric Company, Southern California Gas Company, Sempra Generation and Sempra Commodities; and
    Litigation, arbitration and regulatory proceedings asserting claims of breach of contract and misrepresentation and seeking to recover damages and to reform or invalidate Sempra Generation's long-term agreement to supply electricity to the California Department of Water Resources.

Sempra Energy and its subsidiaries have been engaged in settlement negotiations with multiple parties, seeking to achieve a comprehensive resolution of many of these proceedings. These parties have included the plaintiffs in the class action antitrust litigation, the California Attorney General and the California Department of Water Resources. Also as previously reported, Sempra Energy and its subsidiaries had concluded that, if these negotiations were unsuccessful, it was likely that additional litigation and other legal proceedings would be instituted against them by the California Attorney General, regulatory agencies and other parties.

On November 15, 2005, Sempra Energy received a letter from the California Department of Water Resources indicating that current efforts to reach a comprehensive settlement of the claims of the State of California and those of various other parties were at an impasse. Notwithstanding the position of the California Department of Water Resources with respect to continued negotiations, Sempra Energy, Southern California Gas Company and San Diego Gas & Electric Company expect to continue negotiations with the plaintiffs in the antitrust litigation concerning a settlement of the class action antitrust litigation and related matters. However, there can be no assurance that these negotiations will continue or that they will lead to a settlement. A partial or global settlement could be concluded or negotiations abandoned at any time in the future.

On November 16, 2005, the California Attorney General filed litigation against Sempra Commodities, alleging that its traders manipulated wholesale electricity prices during the California energy crisis. The complaint does not specify an amount of damages and civil penalties, although the Attorney General issued a press release indicating that the damages and penalties "should total hundreds of millions of dollars." The Federal Energy Regulatory Commission has previously investigated numerous energy trading companies, including Sempra Commodities, regarding manipulation of energy prices. Sempra Commodities settled with the Federal Energy Regulatory Commission in August, 2004 and reached a full, final and complete resolution of all issues relating to it for approximately $7.2 million to end the costs of continuing the proceedings.

Also in a statement issued on November 16, 2005, the Attorney General indicated that he expects his office to receive a referral from the California Public Utilities Commission within a week to bring an action against Sempra Energy and its affiliates, which could include San Diego Gas & Electric Company and Southern California Gas Company, relating to alleged curtailments in the natural gas markets.

Sempra Energy and its subsidiaries have expended and continue to expend substantial amounts with respect to California energy crisis era legal proceedings. At September 30, 2005, they had accrued $554 million (including $78 million accrued at San Diego Gas & Electric Company and $157 million at Southern California Gas Company) to provide for the estimated costs of resolving matters related to the California energy crisis, almost all of which pertains to proceedings that are ongoing. However, the uncertainties inherent in complex legal proceedings and, in particular, jury trial litigation make it difficult to estimate with any degree of certainty the costs and effects of resolving these matters. Accordingly, costs ultimately incurred may differ materially from estimated costs and could materially adversely affect the company's business, cash flows, results of operations and financial condition.

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Additional information regarding these and other legal proceedings is contained in the Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 filed by Sempra Energy with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: November 16, 2005	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller